Exhibit 99.1

MARCUS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2025 RESULTS
Marcus Theatres leads the industry in fourth quarter box office growth; Marcus Hotels & Resorts reports record revenue and Adjusted EBITDA for fiscal 2025
Milwaukee, February 26, 2026 … The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year 2025 ended December 31, 2025.

“Both of our divisions outperformed their industries in the fourth quarter, with Marcus Theatres leading the industry in box office growth thanks to price optimization strategies and a favorable film slate, and Marcus Hotels & Resorts delivering strong fourth quarter results to cap a record year for the division,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “During the fourth quarter, our theatre division benefitted from strong performances from family films and several blockbusters across genres that performed well in our markets. Consumers continued to show demand for out-of-home entertainment experiences, with a wide variety of great movies bringing audiences to the big screen at Marcus Theatres during the holiday season. We are excited for a 2026 film slate that includes several family films and some of the biggest movie franchises. In our hotel division, stable leisure demand and strong group bookings contributed to a year of record revenue and Adjusted EBITDA, with our newly renovated properties driving our outperformance in both the fourth quarter and full-year fiscal 2025. The positive impact of the strategic reinvestments made over the past few years will continue to position Marcus Hotels & Resorts well for both the near- and long-term, as our renovated assets continue to win in their markets. As we look ahead to fiscal 2026 and beyond, we expect the building momentum in both businesses to be sustained by our long-standing commitment to operational excellence, the resiliency of our balance sheet, and the unwavering dedication of our valued associates.”
Fourth Quarter Fiscal 2025 Highlights
•Total revenues for the fourth quarter of fiscal 2025 were $193.5 million, a 2.8% increase from total revenues of $188.3 million for the fourth quarter of fiscal 2024. Revenues were favorably impacted by a shift in operating days due to the previously announced change in the Company’s fiscal calendar as described further below.
•Operating income was $1.7 million for the fourth quarter of fiscal 2025, compared to operating loss of $2.2 million for the prior year quarter. Operating income for the fourth quarter of fiscal 2025 was negatively impacted by $5.2 million, or $0.12 per diluted common share net of tax, of noncash impairment charges. Operating loss for the fourth quarter of fiscal 2024 was negatively impacted by $6.4 million, or $0.15 per share net of tax, of noncash impairment charges.
•Net earnings was $6.0 million for the fourth quarter of fiscal 2025, compared to net earnings of $1.0 million for the same period in fiscal 2024. Net earnings for the fourth quarter of fiscal 2025 was favorably impacted by $7.6 million, or $0.25 per diluted common share, of income tax benefit from a historic rehabilitation tax credit (net of valuation allowance) from the Hilton Milwaukee renovation. Net earnings for the fourth quarter of fiscal 2024 was favorably impacted by $6.0 million, or $0.19 per diluted common share, of income tax benefit due to decreases in valuation allowances for deferred state income taxes.

•Net earnings per diluted common share was $0.19 for the fourth quarter of fiscal 2025, compared to net earnings per diluted common share of $0.03 for the fourth quarter of fiscal 2024.
•Adjusted EBITDA was $26.8 million for the fourth quarter of fiscal 2025, a 3.6% increase from Adjusted EBITDA of $25.9 million for the prior year quarter.
Full Year Fiscal 2025 Highlights
•Total revenues for fiscal 2025 were $758.5 million, a 3.1% increase from total revenues of $735.6 million for fiscal 2024.
•Operating income was $17.1 million for fiscal 2025, a 5.5% increase from operating income of $16.2 million for fiscal 2024. Operating income for fiscal 2025 was negatively impacted by $5.2 million, or $0.12 per diluted common share net of tax, of noncash impairment charges. Operating income for fiscal 2024 was negatively impacted by $6.8 million, or $0.16 per share net of tax, of noncash impairment charges.
•Net earnings was $12.7 million for fiscal 2025, compared to net loss of $7.8 million for fiscal 2024. Net earnings for fiscal 2025 was favorably impacted by $7.6 million, or $0.24 per diluted common share, of income tax benefit from a historic rehabilitation tax credit (net of valuation allowance) from the Hilton Milwaukee renovation, and was favorably impacted by a $3.4 million, or $0.11 per share, gain from a property insurance settlement, net of tax. Net loss for fiscal 2024 was favorably impacted by $6.1 million, or $0.19 per diluted common share, of income tax benefit due to decreases in valuation allowances for deferred state income taxes, and was negatively impacted by $16.7 million, or $0.52 per diluted common share, of debt conversion expense and related tax impacts of convertible senior notes repurchases.
•Net earnings per diluted common share was $0.41 for fiscal 2025, compared to net loss per diluted common share of $0.25 for fiscal 2024.
•Adjusted EBITDA was $99.3 million for the full year fiscal 2025, a 3.1% decrease from Adjusted EBITDA of $102.4 million for fiscal 2024.

Marcus Theatres®

For the fourth quarter of fiscal 2025, Marcus Theatres reported total revenues of $123.8 million, a 2.2% increase over the same period last year. Revenues were favorably impacted by a shift in the fiscal calendar resulting in five additional days between Christmas and New Year’s in exchange for four less days at the end of September. Operating income in the fourth quarter of fiscal 2025 was $7.7 million compared to operating income of $3.3 million for the same period of fiscal 2024 and was negatively impacted by $5.2 million of noncash impairment charges. Adjusted EBITDA in the fourth quarter of fiscal 2025 was $24.1 million, a 1.9% increase compared to $23.7 million in the fourth quarter of fiscal 2024.

Marcus Theatres outperformed the industry by 7.6 percentage points during the fourth quarter of fiscal 2025 compared to the fourth quarter of fiscal 2024, according to data from Comscore. Same store admission revenues for the fourth quarter of fiscal 2025 increased 6.1% compared to the fourth quarter of fiscal 2024. Same store attendance decreased 5.7% in the fourth quarter of fiscal 2025, with average ticket price increasing 12.7% compared to the prior year period due to strategic price changes designed to optimize pricing during peak demand periods, as well as a higher percentage of sales coming from premium large format and 3D showings. During the fourth quarter of fiscal 2025, Marcus Theatres’ top five highest-performing films were Wicked: For Good, Zootopia 2, Avatar: Fire and Ash, Five Nights at Freddy’s 2, and Black Phone 2.

For the full year fiscal 2025, Marcus Theatres reported total revenues of $462.7 million compared to $447.7 million in fiscal 2024, a 3.4% increase from the prior year period. Operating income was $29.4 million in fiscal 2025 compared to $22.1 million in fiscal 2024, a 32.9% increase that was negatively impacted by impairment charges of $5.2 million in fiscal 2025. Adjusted EBITDA for the year decreased to $76.5 million in fiscal 2025 compared to $78.1 million in fiscal 2024, primarily due to increased labor and other costs, with labor efficiency sequentially improving during the year. Average ticket price increased 3.7% during fiscal 2025 compared to fiscal 2024, while average concession revenue per person grew 4.1% over the prior year. The highest grossing films for the year included A Minecraft Movie, Wicked: For Good, Lilo & Stitch, Zootopia 2 and Superman.

“Marcus Theatres benefitted from a favorable mix of films in the fourth quarter, with blockbuster hits like Zootopia 2, Wicked: For Good, and Avatar: Fire and Ash and exciting originals like The Housemaid and Marty Supreme giving moviegoers of all ages and demographics a reason to enjoy incredible entertainment experiences at the movies,” said Mark A. Gramz, president of Marcus Theatres. “Looking to fiscal 2026, holdover fourth quarter fiscal 2025 films, including the long run of Avatar: Fire and Ash, and several new films released in the first quarter of fiscal 2026 has kicked off what is expected to be a robust slate of must-see movies in the year ahead. The franchise heavy slate includes the newest installments of several family favorites that tend to play well in our markets, including Toy Story 5, Minions & Monsters, The Super Mario Galaxy Movie, and the live action adaptation of Moana, along with popular action adventures like Star Wars: The Mandalorian and Grogu, Spider-Man: Brand New Day, Dune: Part Three, and Avengers: Doomsday. Moreover, the highly anticipated release of Christopher Nolan’s The Odyssey, nostalgic revivals like Scream 7 and The Devil Wears Prada 2, and a large slate of other appealing wide release films means fiscal 2026 has more than something for everyone. And with the highest concentration of luxury recliner seating and PLF screens among the top theatre circuits, incredible food and beverage offerings, consumer-friendly technology, and the outstanding contributions of our associates, Marcus Theatres is well positioned to capitalize on what is expected to be a memorable year of moviegoing.”

Several films have contributed to early fiscal 2026 first quarter results, including the carry over impact of late 2025 releases including Avatar: Fire and Ash, Zootopia 2, The Housemaid, Song Sung Blue, Anaconda, Marty Supreme, and The Spongebob Movie: Search for Square Pants, and new releases during the first quarter of fiscal 2026 such as 28 Years Later, The Bone Temple, Send Help, GOAT, Wuthering Heights and I Can Only Imagine 2. The film slate for fiscal 2026 features many well-known franchises and highly anticipated films including: Scream 7, Hoppers, Project Hail Mary, The Super Mario Galaxy Movie, Michael, The Devil Wears Prada 2, Star Wars: The Mandalorian and Grogu, Masters of the Universe, Toy Story 5, Supergirl: Woman of Tomorrow, Minions & Monsters, Moana, The Odyssey, Spider-Man: Brand New Day, The Cat in the Hat, The Hunger Games: Sunrise on the Reaping, Hexed, Jumanji 3, Dune: Part Three, and Avengers: Doomsday.

Marcus® Hotels & Resorts

During the fourth quarter of fiscal 2025, total revenues before cost reimbursements were $60.4 million, a 5.0% increase over the same period in fiscal 2024. Operating loss in the fourth quarter of fiscal 2025 was $0.1 million and was impacted by a $0.9 million increase in depreciation expense from hotel renovations. Adjusted EBITDA was $7.3 million in the fourth quarter of fiscal 2025, an increase of 3.4% compared to the fourth quarter of fiscal 2024.

Revenue per available room, or RevPAR, increased 3.5% at comparable company-owned hotels during the fourth quarter of fiscal 2025 compared to the prior year period. As a result, Marcus Hotels & Resorts outperformed the industry by 2.7 percentage points during the fourth quarter of fiscal 2025, according to data from STR.

For the full year fiscal 2025, Marcus Hotels & Resorts again reported record total revenues and record Adjusted EBITDA. Total revenues before cost reimbursements in fiscal 2025 were $257.6 million, a 3.7% increase compared to fiscal 2024. Operating income in fiscal 2025 was $14.4 million, a decrease of 22.0% from the prior year period primarily due to a $5.0 million increase in depreciation expense from hotel renovations completed in fiscal 2024 and 2025. Adjusted EBITDA was $42.7 million in fiscal 2025, a 2.7% increase compared to the prior year. RevPAR decreased 0.7% in fiscal 2025 compared to fiscal 2024 and was unfavorably impacted by room displacement during the Hilton Milwaukee renovation in the first half of the year.
“We are proud to deliver another year of record revenues and Adjusted EBITDA, made even more impressive considering the number of rooms out of service during the Hilton Milwaukee renovation in the first half of the year and the difficult comparison to fiscal year 2024, which included the one-time positive impact of the Republican National Convention in Milwaukee,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Our newly renovated assets contributed meaningfully to our outperformance in both the fourth quarter and full year fiscal 2025 thanks to stable leisure demand and continued strong group bookings. As we look ahead, operational excellence across the portfolio will continue to drive our results as we settle into a less intensive capital reinvestment cycle.”

Group booking pace for fiscal 2026 is running slightly ahead compared to the same period in fiscal 2025. Banquet and catering revenue for fiscal 2026 is running similarly ahead of the same time last year.

In December 2025, Marcus Hotels & Resorts announced it completed the Hilton Milwaukee renovation, the most extensive renovation in the company’s history. The project revitalized the hotel’s lobby and bar, transformed its meeting and event spaces, and restyled its 554 guest rooms.

In January 2026, the division announced the opening of The Marc Hotel, an independent 175-room hotel in downtown Milwaukee, in the former west wing of the Hilton Milwaukee. Centrally located in the heart of the city, The Marc Hotel is connected to the Baird Center via a climate-controlled skywalk and located just steps from the city’s premier corporate offices, sports and entertainment venues, several dining destinations, and nearby Marquette University.

Looking ahead, Grand Geneva Resort & Spa will open its new short-course golf course, Wee Nip, in spring 2026. The new course is designed to cater to golfers of all skill levels, joining two championship courses and a new practice facility, as part of the acclaimed resort’s ongoing multi-year renovation.

Return of Capital to Shareholders

During the fourth quarter of fiscal 2025, the Company repurchased 0.1 million shares of common stock for $1.8 million in cash, and during the full year fiscal 2025, the Company repurchased 1.1 million shares of common stock for $18.0 million in cash. In total, the Company returned $27.1 million in capital to shareholders through share repurchases and dividends paid during fiscal 2025.

Since resuming share repurchases in the third quarter of fiscal 2024, the Company has repurchased 1.8 million shares of common stock, or 5.7% of the shares outstanding, for $27.6 million in cash. In total, over the last two years the Company returned $45.6 million in capital to shareholders through share repurchases and dividends paid during fiscal 2024 and 2025.

As of December 31, 2025, there were 4.5 million shares remaining available for repurchase under Board of Directors repurchase authorizations. As of December 31, 2025, the Company had 23.7 million shares of common stock outstanding and 7.0 million shares of Class B common stock outstanding.

Fiscal Year Change

Beginning in fiscal 2025, the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year. Accordingly, fiscal 2025 was a 370 operating day fiscal year that began on December 27, 2024 and ended on December 31, 2025, with quarterly results for the three month periods ending March 31, June 30, September 30 and December 31. The fourth quarter of fiscal 2025 was favorably impacted by one additional operating day and by a shift in the fiscal calendar that included five additional days between the Christmas and New Year’s holidays and four fewer days at the end of September, compared to the fourth quarter of fiscal 2024. Fiscal 2026 will be a 365 operating day fiscal year that began on January 1, 2026 and will end on December 31, 2026, with quarterly results for the three month periods ending March 31, June 30, September 30 and December 31.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, February 26, 2026, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-646-844-6383 and entering the passcode 467741. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, March 5, 2026, by dialing 1-866-813-9403 and entering passcode 631850. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the entertainment and hospitality industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s hospitality division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 26, 2024	December 31, 2025	December 26, 2024
Revenues:
Theatre admissions	$59,392	$56,265	$220,385	$214,421
Rooms	25,762	24,616	114,544	113,344
Theatre concessions	51,001	50,759	197,856	191,989
Food and beverage	21,153	20,384	84,410	78,102
Other revenues	26,353	26,118	100,563	97,230
	183,661	178,142	717,758	695,086
Cost reimbursements	9,837	10,171	40,700	40,474
Total revenues	193,498	188,313	758,458	735,560

Costs and expenses:
Theatre operations	61,511	59,909	234,680	225,472
Rooms	10,530	10,550	43,624	43,425
Theatre concessions	20,419	20,943	82,169	78,406
Food and beverage	16,335	15,392	63,900	60,419
Advertising and marketing	7,012	6,111	26,077	24,559
Administrative	21,977	21,724	92,578	88,958
Depreciation and amortization	17,915	17,970	70,191	67,958
Rent	6,368	6,437	25,243	25,911
Property taxes	3,597	2,655	16,222	14,716
Other operating expenses	11,087	12,284	40,838	42,269
Impairment charges	5,172	6,351	5,172	6,823
Reimbursed costs	9,837	10,171	40,700	40,474
Total costs and expenses	191,760	190,497	741,394	719,390

Operating income (loss)	1,738	(2,184)	17,064	16,170

Other income (expense):
Investment income	414	557	878	2,231
Interest expense	(2,903)	(2,812)	(11,472)	(10,972)
Other income (expense)	(452)	(392)	2,848	(1,513)
Debt conversion expense	—	(203)	—	(15,521)
Equity losses from unconsolidated joint ventures	(173)	(158)	(611)	(604)
	(3,114)	(3,008)	(8,357)	(26,379)

Earnings (loss) before income taxes	(1,376)	(5,192)	8,707	(10,209)
Income tax benefit	(7,332)	(6,178)	(3,984)	(2,422)
Net earnings (loss)	$5,956	$986	$12,691	$(7,787)

Net earnings (loss) per common share - diluted	$0.19	$0.03	$0.41	$(0.25)

Weighted average shares outstanding - diluted	30,768	31,766	31,279	31,887

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2025	December 26, 2024

Assets:

Cash and cash equivalents	$23,448	$40,841
Restricted cash	3,134	3,738
Accounts receivable	19,082	21,457
Assets held for sale	—	1,199
Other current assets	18,912	24,915
Property and equipment, net	697,712	685,734
Operating lease right-of-use assets	142,115	159,194
Other assets	110,129	107,450

Total Assets	$1,014,532	$1,044,528

Liabilities and Shareholders' Equity:

Accounts payable	$44,523	$50,690
Taxes other than income taxes	18,482	18,696
Other current liabilities	81,390	78,806
Current portion of finance lease obligations	2,827	2,591
Current portion of operating lease obligations	16,219	15,765
Current maturities of long-term debt	—	10,133
Finance lease obligations	8,452	10,360
Operating lease obligations	148,977	164,776
Long-term debt	159,007	149,007
Deferred income taxes	30,905	32,619
Other long-term obligations	46,372	46,219
Equity	457,378	464,866

Total Liabilities and Shareholders' Equity	$1,014,532	$1,044,528

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three Months Ended December 31, 2025
Revenues	$123,793	$69,536	$169	$193,498
Operating income (loss)	7,687	(90)	(5,859)	1,738
Depreciation and amortization	10,439	7,106	370	17,915
Adjusted EBITDA	24,112	7,338	(4,636)	26,814

Three Months Ended December 26, 2024
Revenues	$121,158	$67,074	$81	$188,313
Operating income (loss)	3,344	481	(6,009)	(2,184)
Depreciation and amortization	11,452	6,216	302	17,970
Adjusted EBITDA	23,658	7,095	(4,872)	25,881

Twelve Months Ended December 31, 2025
Revenues	$462,741	$295,269	$448	$758,458
Operating income (loss)	29,437	14,416	(26,789)	17,064
Depreciation and amortization	41,755	26,873	1,563	70,191
Adjusted EBITDA	76,458	42,719	(19,909)	99,268

Twelve Months Ended December 26, 2024
Revenues	$447,723	$287,506	$331	$735,560
Operating income (loss)	22,147	18,477	(24,454)	16,170
Depreciation and amortization	45,352	21,917	689	67,958
Adjusted EBITDA	78,070	41,584	(17,247)	102,407
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
Consolidated	December 31, 2025	December 26, 2024	December 31, 2025	December 26, 2024
Net cash flow provided by (used in) operating activities	$48,800	$52,566	$84,200	$103,940
Net cash flow provided by (used in) investing activities	(24,767)	(23,501)	(71,373)	(81,898)
Net cash flow provided by (used in) financing activities	(7,932)	(17,531)	(30,824)	(37,301)
Capital expenditures	(22,402)	(25,440)	(83,211)	(79,210)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 26, 2024	December 31, 2025	December 26, 2024
Net earnings (loss)	$5,956	$986	$12,691	$(7,787)
Add (deduct):
Investment (income) loss	(414)	(557)	(878)	(2,231)
Interest expense	2,903	2,812	11,472	10,972
Other expense (income) (a)	452	392	(2,848)	1,513
(Gain) loss on disposition of property, equipment and other assets	703	291	(553)	386
Equity losses from unconsolidated joint ventures	173	158	611	604
Income tax expense (benefit)	(7,332)	(6,178)	(3,984)	(2,422)
Depreciation and amortization	17,915	17,970	70,191	67,958
Share-based compensation (b)	1,286	1,049	7,502	8,206
Impairment charges (c)	5,172	6,351	5,172	6,823
Theatre exit costs (d)	—	—	135	136
Insured losses (recoveries) (e)	—	4	(243)	243
Debt conversion expense (f)	—	203	—	15,521
Other non-recurring (g)	—	2,400	—	2,485
Adjusted EBITDA	$26,814	$25,881	$99,268	$102,407

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three Months Ended December 31, 2025				Twelve Months Ended December 31, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$7,687	$(90)	$(5,859)	$1,738	$29,437	$14,416	$(26,789)	$17,064
Depreciation and amortization	10,439	7,106	370	17,915	41,755	26,873	1,563	70,191
Loss (gain) on disposition of property, equipment and other assets	660	43	—	703	(813)	277	(17)	(553)
Share-based compensation (b)	154	279	853	1,286	1,015	1,153	5,334	7,502
Impairment charges (c)	5,172	—	—	5,172	5,172	—	—	5,172
Theatre exit costs (d)	—	—	—	—	135	—	—	135
Insured losses (recoveries) (e)	—	—	—	—	(243)	—	—	(243)
Adjusted EBITDA	$24,112	$7,338	$(4,636)	$26,814	$76,458	$42,719	$(19,909)	$99,268

	Three Months Ended December 26, 2024				Twelve Months Ended December 26, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$3,344	$481	$(6,009)	$(2,184)	$22,147	$18,477	$(24,454)	$16,170
Depreciation and amortization	11,452	6,216	302	17,970	45,352	21,917	689	67,958
Loss (gain) on disposition of property, equipment and other assets	155	141	(5)	291	254	137	(5)	386
Share-based compensation (b)	169	257	623	1,049	932	1,053	6,221	8,206
Impairment charges (c)	6,351	—	—	6,351	6,823	—	—	6,823
Theatre exit costs (d)	—	—	—	—	136	—	—	136
Insured losses (recoveries) (e)	4	—	—	4	243	—	—	243
Other non-recurring (g)	2,183	—	217	2,400	2,183	—	302	2,485
Adjusted EBITDA	$23,658	$7,095	$(4,872)	$25,881	$78,070	$41,584	$(17,247)	$102,407

(a)Includes a gain from an insurance settlement of $4.5M related to insured property damage at one theatre location in fiscal 2025.
(b)Non-cash expense related to share-based compensation programs.
(c)Non-cash impairment charges in fiscal 2025 related to eight operating theatres and one vacant parcel of land. Non-cash impairment charges in fiscal 2024 related to three operating theatres, one operating theatre that closed in early fiscal 2025, and one permanently closed theatre. Non-cash impairment charges in fiscal 2023 related to one permanently closed theatre.
(d)Non-recurring costs related to the closure and exit of one theatre location in fiscal 2024.
(e)Repair costs and insurance recoveries that are non-operating in nature related to insured property damage at one theatre location.
(f)Debt conversion expense for repurchases of $100.1 million aggregate principal amount of Convertible Notes. See Convertible Senior Notes in the “Liquidity and Capital Resources” section of MD&A included in the fiscal 2025 Form 10-K for further discussion.
(g)Other non-recurring in fiscal 2024 includes settlement and legal expenses related to an equipment lease agreement impacted by the COVID-19 pandemic in Theatres, and professional fees related to convertible debt repurchase transactions and corporate office relocation expenses in Corporate Items.